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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                       Citadel Commucations Corporations
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   172853202
                        ------------------------------
                                 (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 16 pages

CUSIP NO. 172853202                     13G                   Page 2 of 16 Pages
--------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ABRY Broadcast Partners II, L.P. (IRS No.: 04-3264210)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,460,839
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          8,460,839

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,460,839

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

                               Page 2 of 16 pages

  CUSIP NO. 172853202                    13G                  Page 3 of 16 Pages
-------------------------------------------------------------------------------


      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ABRY Capital, L.P. (IRS No.: 04-3264209)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            7,597

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,460,839
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,597

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          8,460,839

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,468,436

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

                               Page 3 of 16 pages

CUSIP NO. 172853202                     13G                   Page 4 of 16 Pages
-------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ABRY Holdings, Inc. (IRS No.: 04-3260922)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,468,436
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          8,468,436

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,468,436

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

                               Page 4 of 16 pages

CUSIP NO. 172853202                     13G                   Page 5 of 16 Pages
-------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Royce Yudkoff

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,468,436
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          8,468,436

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,468,436

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                               Page 5 of 16 pages

CUSIP NO. 172853202                     13G                   Page 6 of 16 Pages
-------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Peggy Koenig

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,468,436
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          8,468,436

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,468,436

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                               Page 6 of 16 pages

CUSIP NO. 172853202                     13G                   Page 7 of 16 Pages
-------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AUDEMI Corporation (IRS No.: 98-0155552)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,468,436
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          8,468,436

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,468,436

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

                               Page 7 of 16 pages

CUSIP NO. 172853202                     13G                   Page 8 of 16 Pages
-------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Heath Street Associates, L.P. (IRS No.: 04-3291325)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,468,436
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          8,468,436

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,468,436

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

                               Page 8 of 16 pages

CUSIP NO. 172853202                     13G                   Page 9 of 16 Pages
-------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Peni Garber

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,468,436
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          8,468,436

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,468,436

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                               Page 9 of 16 pages

CUSIP NO. 172853202                     13G                  Page 10 of 16 Pages
--------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jay Grossman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,468,436
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          8,468,436

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,468,436

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                              Page 10 of 16 pages

CUSIP NO. 172853202                     13G                  Page 11 of 16 Pages
-------------------------------------------------------------------------------

Item 1(a).  Name of Issuer: Citadel Communications Corporation (the "Issuer").
            --------------


Item 1(b).  Address of Issuer's Principal Executive Offices: 1015 Eastman Drive,
            -----------------------------------------------
            Bigfork, MT  59911.


Item 2(a).  Names of Persons Filing: ABRY Broadcast Partners II, L.P. ("ABRY
            -----------------------
            Broadcast Partners"), ABRY Capital, L.P. ("ABRY Capital"), ABRY Holdings, Inc. ("ABRY Holdings"), Royce Yudkoff ("Royce Yudkoff"), Peggy Koenig ("Peggy Koenig"), AUDEMI Corporation ("AUDEMI Corp."), Heath Street Associates, L.P. ("Heath Street Associates"), Peni Garber ("Peni Garber") and Jay Grossman ("Jay Grossman"). ABRY Broadcast Partners, ABRY Capital, ABRY Holdings, Royce Yudkoff, Peggy Koenig, AUDEMI Corp., Heath Street Associates, Peni Garber and Jay Grossman are collectively referred to as the "Reporting Persons".


Item 2(b).  Address of Principal Business Office:  The principal business
            ------------------------------------
            address of the Reporting Persons is 18 Newbury Street, Boston, MA 02116.


Item 2(c).  Citizenship:  ABRY Broadcast Partners and ABRY Capital are limited
            -----------
            partnerships organized under the laws of the State of Delaware. ABRY Holdings is a corporation organized under the laws of the State of Delaware. AUDEMI Corp. is a corporation organized under the laws of the Cayman Islands. Heath Street Associates is a limited partnership organized under the laws of the State of Massachusetts. Royce Yudkoff, Peggy Koenig, Peni Garber and Jay Grossman are U.S. citizens.


Item 2(d).  Title of Class of Securities:  Common Stock, $.001 par value (the
            ----------------------------
            "Common Stock").


Item 2(e).  CUSIP Number:  172853202.
            ------------


Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
          ---------------------------------------------------------------------
          (c), check whether the person filing is a:
          ------------------------------------------

          Not Applicable.

Item 4.   Ownership:
          ---------

          (a)  Amount Beneficially Owned:  ABRY Broadcast Partners II may be
               -------------------------
               deemed to beneficially own 8,460,839 shares of Common Stock as of December 31, 1998. Each of ABRY Capital, ABRY Holdings, Royce Yudkoff, Peggy Koenig, AUDEMI Corp., Heath Street Associates, Peni Garber and Jay Grossman may be deemed to beneficially own 8,468,436 shares of Common Stock as of December 31, 1998. Each of the General Partners expressly disclaim beneficial ownership of any such shares of Common Stock.

               ABRY Capital, which is the sole general partner of ABRY Broadcast Partners II, is the record owner of 7,597 shares of Common Stock as of December 31, 1998. The General Partners are the general partners of ABRY Capital.

          (b)  Percent of Class:  ABRY Broadcast Partners, 32.9%; ABRY Capital,
               ----------------
               32.9%; ABRY Holdings, 32.9%; Royce Yudkoff, 32.9%; Peggy Koenig, 32.9%; AUDEMI Corp., 32.9%, Heath Street Associates, 32.9%; Peni Garber, 32.9%; and Jay Grossman, 32.9%. The foregoing percentages are calculated based on the 25,725,271 shares of Common Stock reported to be outstanding in the Issuer's Quarterly Report on Form 10Q for the quarter ended September 30, 1998.

                              Page 11 of 16 pages

CUSIP NO. 172853202                     13G                  Page 12 of 16 Pages
-------------------------------------------------------------------------------

          (c)  Number of Shares as to Which Such Person Has:
               --------------------------------------------

               (i)  Sole power to vote or to direct the vote: ABRY Broadcast
                    ----------------------------------------
               Partners, 0; ABRY Capital, 7,597; ABRY Holdings, 0; Royce Yudkoff, 0; Peggy Koenig, 0; AUDEMI Corp., 0; Heath Street Associates, 0; Peni Garber, 0; and Jay Grossman, 0.

               (ii)  Shared power to vote or to direct the vote: ABRY Broadcast
                     ------------------------------------------
               Partners, 8,460,839; ABRY Capital, 8,460,839; ABRY Holdings, 8,468,436; Royce Yudkoff, 8,468,436; Peggy Koenig, 8,468,436;
               AUDEMI Corp., 8,468,436; Heath Street Associates, 8,468,436; Peni Garber, 8,468,436; and Jay Grossman, 8,468,436.

               (iii)  Sole power to dispose or to direct the disposition of:
                      -----------------------------------------------------
               ABRY Broadcast Partners, 0; ABRY Capital, 7,597; ABRY Holdings, 0; Royce Yudkoff, 0; Peggy Koenig, 0; AUDEMI Corp., 0; Heath Street Associates, 0; Peni Garber, 0; and Jay Grossman, 0.

               (iv)  Shared power to dispose or to direct the disposition of:
                     -------------------------------------------------------
               ABRY Broadcast Partners, 8,460,839; ABRY Capital, 8,460,839; ABRY Holdings, 8,468,436; Royce Yudkoff, 8,468,436; Peggy Koenig, 8,468,436; AUDEMI Corp., 8,468,436; Heath Street Associates, 8,468,436; Peni Garber, 8,468,436; and Jay Grossman, 8,468,436.


Item 5.         Ownership of Five Percent or Less of a Class:
                --------------------------------------------

                Not Applicable.


Item 6.         Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------

                Not Applicable.


Item 7.         Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on By the Parent
                -----------------------------------------------------
                Holding Company:
                ---------------

                Not Applicable.


Item 8.         Identification and Classification of Members of the Group:
                ---------------------------------------------------------

                Not Applicable. Each of the Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(j).


Item 9.         Notice of Dissolution of Group:
                ------------------------------

                Not Applicable.


Item 10.        Certification:
                -------------

                Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                              Page 12 of 16 pages

CUSIP NO. 172853202                     13G                  Page 13 of 16 Pages
-------------------------------------------------------------------------------


                                   SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 1999


                                           ABRY BROADCAST PARTNERS II, L.P.

                                              By:  ABRY Capital, L.P.,
                                                   its General Partner

                                                   By:  ABRY Holdings,Inc.,
                                                      its General Partner

                                                       By: /s/ Royce Yudkoff
                                                          ------------------
                                                          Royce Yudkoff,
President



                                           ABRY Capital, L.P.

                                              By:  ABRY Holdings, Inc.,
                                                   its General Partner

                                                   By: /s/ Royce Yudkoff
                                                      ------------------
                                                      Royce Yudkoff, President


                                           AUDEMI Corporation

                                              By: /s/ Andrew Banks
                                                  ----------------
                                                  Andrew Banks, President


                                           Heath Street Associates, L.P.

                                              By: Royjo Holdings, Inc.,
                                                  its General Partner

                                                   By: /s/ Royce Yudkoff
                                                       -----------------
                                                       Royce Yudkoff, Sole
                                                         Shareholder


                                           By: /s/ Peggy Koenig
                                              -----------------
                                              Peggy Koenig

                              Page 13 of 16 pages

CUSIP NO. 172853202                     13G                  Page 14 of 16 Pages
-------------------------------------------------------------------------------

                                           By: /s/ Royce Yudkoff
                                              ------------------
                                              Royce Yudkoff

                                           By: /s/ Peni Garber
                                              ----------------
                                              Peni Garber

                                           By: /s/ Jay Grossman
                                              -----------------
                                              Jay Grossman

                              Page 14 of 16 pages

CUSIP NO. 172853202                     13G                  Page 15 of 16 Pages
-------------------------------------------------------------------------------

                                                                       Exhibit 1
                                                                       ---------

          Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Citadel Communications Corporation.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 9, 1999

                                           ABRY BROADCAST PARTNERS II, L.P.

                                              By:  ABRY Capital, L.P.,
                                                   its General Partner

                                                   By:  ABRY Holdings,Inc.,
                                                        its General Partner

                                                        By: /s/ Royce Yudkoff
                                                            -----------------
                                                            Royce Yudkoff,
                                                              President


                                           ABRY Capital, L.P.

                                              By:  ABRY Holdings, Inc.,
                                                   its General Partner

                                                   By: /s/ Royce Yudkoff
                                                       ------------------
                                                       Royce Yudkoff, President


                                           AUDEMI Corporation

                                              By: /s/ Andrew Banks
                                                  ----------------
                                                  Andrew Banks, President


                                           Heath Street Associates, L.P.

                                              By: Royjo Holdings, Inc.,
                                                  its General Partner

                                                   By: /s/ Royce Yudkoff
                                                       ------------------
                                                       Royce Yudkoff, Sole
                                                       Shareholder


                                           By: /s/ Peggy Koenig
                                               ----------------
                                               Peggy Koenig

                              Page 15 of 16 pages

CUSIP NO. 172853202                     13G                  Page 16 of 16 Pages
-------------------------------------------------------------------------------


                                           By: /s/ Royce Yudkoff
                                               -----------------
                                               Royce Yudkoff


                                           By: /s/ Peni Garber
                                               ---------------
                                               Peni Garber


                                           By: /s/ Jay Grossman
                                               ----------------
                                               Jay Grossman

                              Page 16 of 16 pages